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FOR IMMEDIATE RELEASE

Contact:

Norris Battin
The Cooper Companies, Inc.
714-597-4700 or 714-637-4299

             COOPER COMPANIES TO ENTER JAPANESE CONTACT LENS MARKET CooperVision Signs Agreement with Rohto Pharmaceutical Companies, Ltd., a
             Major Supplier of Non-prescription Ophthalmic Products

Irvine, CA, January 30, 1997--CooperVision, Inc., a subsidiary of The Cooper Companies, Inc., (NYSE/PSE:COO) and Rohto Pharmaceutical Company, Ltd., headquartered in Osaka, Japan, announced today that they had signed an agreement providing Rohto with exclusive marketing rights to market CooperVision's line of proprietary contact lenses in Japan and non-exclusive marketing rights in certain other Pacific Rim countries.

The agreement calls for Rohto, a leading manufacturer of contact lens care products and the largest supplier of non-prescription ophthalmic products in Japan, to market lenses manufactured by CooperVision, after Rohto obtains regulatory approval.

The companies believe that approval will occur within two years. Rohto will also market CooperVision's line in certain Asian countries outside of Japan. CooperVision's products will be the primary line of contact lenses that Rohto will market.

CooperVision will receive an initial payment, and Rohto will make a series of milestone payments as regulatory approval progresses. When marketing begins, CooperVision will receive manufacturing profits. Specific terms of the agreement were not announced.

With more than 8 million contact lens wearers, Japan is the second largest contact lens market in the world behind the United States.

More than 60% of Japan's contact lens population now wear hard lenses, while in most other major markets of the world, nearly 80% wear soft lenses. Today, however, the trend is beginning to change and soft lenses are becoming more popular in Japan. In 1996, more than 50% of people wearing lenses for the first time chose soft lenses. By the year 2000, industry estimates indicate that Japan's population of soft lens wearers will mirror that of the other major countries.

Rohto Pharmaceutical Company, Ltd., is the leading manufacturer of non-prescription ophthalmic products in Japan, holding more than a 33% share of the market and is a leading manufacturer of contact lens care products. Approximately half of Rohto's $300 million in sales are generated by non-prescription ophthalmic products.



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Rohto is a publicly traded company with its two major manufacturing facilities in Japan and the United States with other facilities in more than 20 other countries.

Commenting on the agreement, Mr.Yasukuni Yamada, President and Chief Executive Officer of Rohto Pharmaceuticals, noted that the ability to market CooperVisions's line of high quality, proprietary contact lenses in Japan will allow Rohto to become a significant participant in the contact lens market, while, at the same time, enhancing their position in the contact lens care business.

Thomas Bender, President and Chief Executive Officer of The Cooper Companies, Inc. said, "This agreement gives CooperVision a strong strategic position in the Japanese market and leverages the superiority of our proprietary manufacturing process for contact lenses.

We are delighted to have such a well-respected firm as Rohto Pharmaceuticals as our partner in this venture. Rohto's reputation as an aggressive marketer and their success with ophthalmic products lead me to believe that, after regulatory approval, their efforts will generate a significant profit contribution for CooperVision."

This press release contains projections and other forward-looking statements concerning CooperVision, Inc. Actual results could differ materially from these projections. Factors that could cause or contribute to differences include: major changes in business conditions and the economy in general, new competitive inroads, regulatory and other delays on new products and programs, unexpected changes in reimbursement rates and payer mix, unforeseen litigation, decisions to divest businesses and the cost of acquisition activity, particularly if a large acquisition is not completed.

CoooperVision's, 1997 sales and operating income are expected to grow at mid-teens percentages.

The Cooper Companies, Inc. expects compounded revenue growth in the mid-teens and compounded operating earnings growth of over 30% for the next several years. Cooper expects to grow earnings per share, excluding tax benefits, in the neighborhood of 40% in each of the next two years.

CooperVision, Inc., headquartered in Irvine, Calif., with additional manufacturing facilities in Huntington Beach, Calif., Rochester, N. Y., and Ontario and Quebec, Canada, markets a broad range of contact lenses for the vision care market. The Cooper Companies, Inc. and its subsidiaries develop, manufacture and market specialty healthcare products and provide psychiatric services.

NOTE: An interactive telephone system that provides stock quotes, recent press releases and financial data about the Cooper Companies, Inc. may be reached toll free at 1-800-334-1986. Press releases and selected financial data are also available on the worldwide web at businesswire.com.





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